UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/05/2013

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On December 5, 2013, Knoll, Inc. (the "Company") approved certain restructuring actions. These actions will result in restructuring charges of approximately $7.0 million in the fourth quarter of 2013. The initiatives relate primarily to: (1) headcount reductions in Office manufacturing as part of the Company's previously announced strategic supply chain transformation activities; and (2) headcount reductions in the Europe business associated with factory overhead consolidations. All of these actions are expected to be complete by March 31, 2014.

The restructuring changes consist primarily of cash severance and employment termination related expenses. The charges break out among the described actions as follows:

Office Manufacturing: approximately $3.4 million

Europe Business Consolidation: approximately $3.2 million
Other Headcount Reductions: approximately $400,000

The Company expects annual savings of approximately $5.5 million in connection with these actions.

Certain statements made in this current report, including expected expenses and savings from the restructuring actions, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risks, uncertainties and other factors exist that may cause results to differ materially form those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described above include, without limitation, those factors described in the Company's annual report on Form 10-K for the year ended December 31, 2012. Any forward-looking statements speak only as of the date hereof and we undertake no obligation to update any such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: December 11, 2013	By:	/s/ Michael A. Pollner
Michael A. Pollner
Vice President, General Counsel & Secretary